UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 15, 2016

OAXACA RESOURCES CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-196921	36-4752858
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7458 Allison Place, Chilliwack, British Columbia, Canada  V4Z 1J7
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 778.823.3104

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
Effective August 15, 2016, we completed a merger with our wholly-owned subsidiary, Garmatex Holdings. Ltd., a Nevada corporation, which was incorporated solely to effect a change in our name.  As a result, we have changed our name from “Oaxaca Resources Corp.” to “Garmatex Holdings Ltd.”.
Also effective August 15, 2016, we effected a twelve and one-half to one forward stock split of our authorized and issued and outstanding common stock. As a result, our authorized capital of common stock increased from 90,000,000 shares of common stock with a par value of $0.001 and 10,000,000 shares of preferred stock with a par value of $0.001 to 1,125,000,000 shares of common stock with a par value of $0.001 and 10,000,000 shares of preferred stock with a par value of $0.001 and our previously outstanding 2,653,529 shares of common stock increased to 33,169,113 shares of common stock outstanding.  There are no shares of preferred stock currently outstanding.
Item 7.01 Regulation FD Disclosure
The name change and reverse split became effective with the Over-the-Counter Bulletin Board at opening for trading on August 15, 2016 under the stock symbol “OXCRD”. The new symbol of “GRMX” will become effective on or about September 13, 2016 and our stock will commence trading under the new symbol at that time. Our new CUSIP number is 366194108.
Item 9.01 Financing Statements and Exhibits
(d) Exhibits
3.1 Articles of Merger dated effective August 11, 2016.
3.2 Certificate of Change dated effective August 11, 2016.
3.3 Certificate of Correction for Articles of Merger dated effective August 15, 2016.
3.4 Certificate of Correction for Certificate of Change dated effective August 15, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OAXACA RESOURCES CORP.

By:

/s/ Devon Loosdrecht
 Devon Loosdrecht
President, Chief Executive Officer,
 Chief Financial Officer, Treasurer and Director

Date: August 16, 2016

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